Exhibit 99.(e)

DISTRIBUTION AGREEMENT

BETWEEN

HARRIS ASSOCIATES INVESTMENT TRUST

AND

HARRIS ASSOCIATES SECURITIES L.P.

This DISTRIBUTION AGREEMENT (“Agreement”) is made as of this 1st day of November 2020 by and between HARRIS ASSOCIATES INVESTMENT TRUST, a Massachusetts business trust (“HAIT”), and HARRIS ASSOCIATES SECURITIES L.P., a Delaware limited partnership (“Distributor”).

RECITALS:

WHEREAS, HAIT is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (“1934 Act”), and the laws of each state (including the District of Columbia and Puerto Rico) in which it engages in business to the extent such law requires, and is a member of the National

Association of Securities Dealers, Inc. (“NASD”) (such registrations and membership are referred to collectively as the “Registrations”);

WHEREAS, HAIT desires Distributor to act as the distributor in the public offering of its shares of common stock (hereinafter called “Shares”) which currently are divided into eight series designated Oakmark Fund, Oakmark Select Fund, Oakmark Equity and Income Fund, Oakmark Global Fund, Oakmark Global Select Fund, Oakmark International Fund, Oakmark International Small Cap Fund and Oakmark Bond Fund, and including shares of any additional series which may from time to time be offered for sale to the public (hereinafter called, collectively, the “Funds” and, individually, the “Fund”);

WHEREAS, HAIT has entered into an investment advisory agreement with Harris Associates L.P. (“HALP”), an affiliate of Distributor, pursuant to which HALP has agreed to pay all expenses incurred in the sale and promotion of shares of HAIT;

NOW, THEREFORE, the parties hereto agree as follows:

1.            APPOINTMENT. HAIT appoints Distributor to act as principal underwriter (as such term is defined in Section 2(a)(29) of the 1940 Act) of its Shares.

2.            DELIVERY OF HAIT DOCUMENTS. HAIT has furnished Distributor with properly certified or authenticated copies of each of the following in effect on the date hereof and shall furnish Distributor from time to time properly certified or authenticated copies of all amendments or supplements thereto:

(a)	Agreement and Declaration of Trust;

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(b)	Bylaws;

(c)	Resolutions of its Board of Trustees (hereinafter referred to as the “Board”) selecting Distributor as distributor and approving this form of agreement and authorizing its execution.

HAIT shall furnish Distributor promptly with copies of any registration statements filed by it with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (the “1933 Act”) or the 1940 Act, together with any financial statements and exhibits included therein, and all amendments or supplements thereto hereafter filed.

HAIT also shall furnish Distributor such other certificates or documents which Distributor may from time to time, in its discretion, reasonably deem necessary or appropriate in the proper performance of its duties.

3.            SOLICITATION OF ORDERS FOR PURCHASE OF SHARES.

(a)     Subject to the provisions of Paragraphs 5, 6 and 8 hereof, and to such minimum purchase requirements as may from time to time be indicated in the currently effective prospectus and Statement of Additional Information (“registration statement”) of each Fund, Distributor is authorized to solicit, as agent on behalf of HAIT, unconditional orders for purchases of Shares authorized for issuance and registered under the 1933 Act, provided that:

(1)	Distributor shall act solely as a disclosed agent on behalf of and for the account of HAIT;

(2)	HAIT’s transfer agent shall receive directly from investors all payments for the purchase of Shares and also shall pay directly to shareholders amounts due to them for the redemption or repurchase of all Shares, with Distributor having no rights or duties to accept such payment or to effect such redemptions or repurchases; if a payment for the purchase of Shares is delivered to Distributor, such payment shall not be negotiated by Distributor but shall be delivered as soon as reasonably practicable to HAIT’s transfer agent; and

(3)	Distributor shall have no liability for payment for purchases of Shares it sells as agent.

The purchase price to the public of Shares shall be the public offering price as defined in Paragraph 7 hereof.

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(b)     In consideration of the rights granted to Distributor under this Agreement, Distributor will use its best efforts (but only in states in which Distributor may lawfully do so) to solicit from investors unconditional orders to purchase Shares. HAIT shall make available to Distributor, at no cost to Distributor, such number of copies of the (“registration statement”) of each Fund and copies of all information, financial statements and other papers which Distributor may reasonably request for use in connection with the distribution of Shares.

4.           SELLING AGREEMENTS. Distributor is authorized, as agent on behalf of HAIT, to enter into agreements with other broker-dealers providing for the solicitation of unconditional orders for purchases of Shares authorized for issuance and registered under the 1933 Act. All such agreements shall be in a form as may be approved by the officers of HAIT (“Selling Agreement”). All solicitations made by other broker-dealers pursuant to a Selling Agreement shall be subject to the same terms as are applied by this Agreement to solicitations made by Distributor.

5.           SOLICITATION OF ORDERS TO PURCHASE SHARES BY HAIT. The rights granted to Distributor shall be non-exclusive in that HAIT reserves the right to solicit purchases from, and sell its Shares to, investors. Further, HAIT reserves the right to issue Shares in connection with the merger or consolidation of any other investment company, trust or personal holding company with HAIT, or HAIT’s acquisition, by the purchase or otherwise, of all or substantially all of the assets of an investment company, trust or personal holding company, or substantially all of the outstanding shares or interests of any such entity. Any right granted to Distributor to solicit purchases of Shares will not apply to Shares that may be offered by HAIT to shareholders by virtue of their being shareholders of HAIT.

6.           SHARES COVERED BY THIS AGREEMENT. This Agreement relates to the solicitation of orders to purchase Shares that are duly authorized and registered and available for sale by HAIT, including redeemed or repurchased Shares if and to the extent that they may be legally sold and if, but only if, HAIT authorizes Distributor to sell them. If HAIT establishes one or more series in addition to Oakmark Fund, Oakmark Select Fund, Oakmark Equity and Income Fund, Oakmark Global Fund, Oakmark Global Select Fund, Oakmark International Fund, Oakmark International Small Cap Fund and Oakmark Bond Fund, and wishes to appoint Distributor as principal underwriter of the shares of beneficial interest of such series, HAIT shall so notify Distributor in writing, and if Distributor agrees in writing to provide such services and HALP acknowledges that agreement by Distributor, the shares of common stock of such series shall become Shares under the Agreement.

7.           PUBLIC OFFERING PRICE. All solicitations by Distributor pursuant to this Agreement shall be for orders to purchase Shares through HAIT’s transfer agent at the public offering price. The public offering price for each accepted subscription for Shares will be the net asset value per share of the particular Fund subscribed for calculated by HAIT at the next close of regular session trading on the New York Stock Exchange after such subscription is accepted by HAIT or by a person authorized by HAIT to accept such subscriptions. The net asset value per share shall be determined in the manner provided in HAIT’s Agreement and Declaration of Trust as now in effect or as it may be amended, and as reflected in the then currently effective registration statement of each Fund.

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8.            SUSPENSION OF SALES. If and whenever the determination of a Fund’s net asset value is suspended and until such suspension is terminated, no further orders for Shares of such Fund shall be accepted by HAIT except such unconditional orders placed with HAIT and accepted by it before the suspension. In addition, HAIT reserves the right to suspend sales of Shares if, in the judgment of the Board, it is in the best interest of HAIT to do so, such suspension to continue for such period as may be determined by the Board; and in that event, (i) at the direction of HAIT, Distributor shall suspend its solicitation of orders to purchase Shares until otherwise instructed by HAIT and (ii) no orders to purchase Shares shall be accepted by HAIT while such suspension remains in effect unless otherwise directed by the Board.

9.            AUTHORIZED REPRESENTATIONS. Distributor is not authorized by HAIT to give on behalf of HAIT or any Fund any information or to make any representations in connection with the sale of Shares other than information and representations which are consistent with each Fund’s registration statement filed with the SEC under the 1933 Act and/or the 1940 Act, covering Shares, as such registration statement may be amended or supplemented from time to time, or contained in shareholder reports or other material that may be prepared by or on behalf of HAIT or approved by HAIT for Distributor’s use. No person other than Distributor is authorized to act as principal underwriter (as such term is defined in the 1940 Act) for HAIT.

10.          REGISTRATION OF ADDITIONAL SHARES. HAIT hereby agrees to register an indefinite number of Shares pursuant to Rule 24f-2 under the 1940 Act. HAIT will, in cooperation with Distributor, take such action as may be necessary from time to time to permit such Shares (so registered or otherwise qualified for sale under the 1933 Act) to be sold in any state mutually agreeable to Distributor and HAIT, and to maintain such qualification; provided, however, that nothing herein shall be deemed to prevent HAIT from taking action, without approval of Distributor, to permit its Shares to be sold in any state it deems appropriate.

11.          CONFORMITY WITH LAW. Distributor agrees that in soliciting orders to purchase Shares it shall duly conform in all respects with applicable federal and state laws and the rules and regulations of the NASD. Distributor will use its best efforts to maintain its Registrations in good standing during the term of this Agreement and will promptly notify HAIT and HALP in the event of the suspension or termination of any of the Registrations.

12.          INDEPENDENT CONTRACTOR. Distributor shall be an independent contractor and neither Distributor, nor any of its members, managers, officers, directors, employees or representatives is or shall be an employee of HAIT in the performance of Distributor’s duties hereunder. Distributor shall be responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents and employees and agrees to pay all employee taxes thereunder.

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13.          INDEMNIFICATION.

(a)                Distributor agrees to indemnify and hold harmless HAIT and each of the members of its Board and its officers, employees and representatives and each person, if any, who controls HAIT within the meaning of Section 15 of the 1933 Act against any and all losses, liabilities, damages, claims and expenses (including the reasonable costs of investigating or defending any alleged loss, liability, damage, claim or expense and reasonable legal counsel fees incurred in connection therewith) to which HAIT or such of the members of its Board and of its officers, employees, representatives, or controlling person or persons may become subject under the 1933 Act, under any other statute, at common law, or otherwise, arising out of the acquisition or sale of any Shares by any person which (i) may be based upon any wrongful act by Distributor or any of Distributor’s members, managers, directors, officers, employees or representatives, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a Fund’s registration statement, shareholder report or other information covering Shares filed, published or otherwise made public by HAIT or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to HAIT by Distributor in writing. In no case (i) is Distributor’s indemnity in favor of HAIT, or any person indemnified, to be deemed to protect HAIT or such indemnified person against any liability to which HAIT or such person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its or his duties or by reason of its or his reckless disregard of its or his obligations and duties under this Agreement, or (ii) is Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against HAIT or any person indemnified unless HAIT or such person, as the case may be, shall have notified Distributor in writing of the claim within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim served upon HAIT or upon such person (or after HAIT or such person shall have received notice of such service on any designated agent). However, failure to notify Distributor of any such claim shall not relieve Distributor from any liability unless (and then only to the extent that) the failure to give such notice prejudices the defense of any such claim or from any liability which Distributor may have to HAIT or any person against whom such action is brought otherwise than on account of Distributor’s indemnity agreement contained in this paragraph.

Distributor shall be entitled to participate, at its own expense, in the defense, or, if Distributor so elects, to assume the defense of any suit brought to enforce any such claim but, if Distributor elects to assume that defense, such defense shall be conducted by legal counsel chosen by Distributor and acceptable to the persons indemnified who are defendants in the suit. In the event that Distributor elects to assume the defense of any such suit and retain such legal counsel, persons indemnified who are defendants in the suit shall bear the fees and expenses of any additional legal counsel retained by them. If Distributor does not elect to assume the defense of any such suit, Distributor will reimburse persons indemnified who are defendants in such suit for the reasonable fees of any legal counsel retained by them in such litigation.

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(b)     HAIT agrees to indemnify and hold harmless Distributor and each of its members, managers, directors, officers, employees, and representatives and each person, if any, who controls Distributor within the meaning of Section 15 of the 1933 Act against any and all losses, liabilities, damages, claims or expenses (including the damage, claim or expense and reasonable legal counsel fees incurred in connection therewith) to which Distributor or such of its members, managers, directors, officers, employees, representatives or controlling person or persons may otherwise become subject under the 1933 Act, under any other statute, at common law, or otherwise arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by HAIT or any of the members of its Board, or its officers, employees or representatives other than Distributor, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a Fund’s registration statement, shareholder report or other information covering Shares filed, published or otherwise made public by HAIT or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading unless such statement or omission was made in reliance upon information furnished in writing by Distributor to HAIT. In no case (i) is HAIT’s indemnity in favor of Distributor or any person indemnified to be deemed to protect Distributor or such indemnified person against any liability to which Distributor or such indemnified person would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its or his duties or by reason of its or his reckless disregard of its or his obligations and duties under this Agreement, or (ii) is HAIT to be liable under its indemnity agreement contained in this Paragraph with respect to any claim made against Distributor or any person indemnified unless Distributor, or such person, as the case may be, shall have notified HAIT in writing of the claim within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim served upon Distributor or upon such person (or after Distributor or such person shall have received notice of such service on any designated agent). However, failure to notify HAIT of any such claim shall not relieve HAIT from any liability unless (and then only to the extent that) the failure to give such notice prejudices the defense of any such claim or from any liability which HAIT may have to Distributor or any person against whom such action is brought otherwise than on account of HAIT’s indemnity agreement contained in this paragraph.

HAIT shall be entitled to participate, at its own expense, in the defense or, if HAIT so elects, to assume the defense of any suit brought to enforce such claim but, if HAIT elects to assume the defense, such defense shall be conducted by legal counsel chosen by HAIT and satisfactory to the persons indemnified who are defendants in the suit. In the event that HAIT elects to assume the defense of any such suit and retain such legal counsel, the persons indemnified who are defendants in the suit shall bear the fees and expenses of any additional legal counsel retained by them. If HAIT does not elect to assume the defense of any such suit, HAIT will reimburse the persons indemnified who are defendants in such suit for the reasonable fees and expenses of any legal counsel retained by them in such litigation.

14.          DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall become effective on November 1, 2020, and unless terminated as provided herein, shall remain in effect through October 31, 2021, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by (a) a vote of majority of the members of the Board who are not interested persons of Distributor or HAIT, and (b) the vote of either the Board or a majority of the outstanding Shares of HAIT. This Agreement may be terminated at any time, without the payment of any penalty (a) on 60 days’ written notice, by the Board or by a vote of a majority of the outstanding Shares of HAIT, or by Distributor, or (b) immediately, on written notice by the Board, in the event of termination or suspension of any of the Registrations. This Agreement will automatically terminate in the event of its assignment. In interpreting the provisions of this Paragraph 14, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding shares”) shall be applied.

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15.          AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by each party against which enforcement of the change, waiver, discharge or termination is sought. If HAIT should at any time deem it necessary or advisable in the best interests of HAIT that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the SEC or any other governmental authority or to obtain any advantage under state or federal tax laws and notifies Distributor of the form of such amendment and the reasons therefore, and if Distributor should decline to assent to such amendment, HAIT may terminate this Agreement forthwith. If Distributor should at any time request that a change be made in HAIT’s Agreement and Declaration of Trust, Bylaws or its methods of doing business, in order to comply with any requirements of federal law or regulations of the SEC, or of a national securities association of which Distributor is or may be a member, relating to the sale of Shares, and HAIT should not make such necessary changes within a reasonable time, Distributor may terminate this Agreement forthwith.

16.          LIABILITY. A copy of HAIT’s Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of HAIT by officers of HAIT as officers and not individually and that the obligations of or arising out of this instrument are not binding upon any of its trustees, officers or shareholders individually but are binding only upon the assets of and property of HAIT.

17.          MISCELLANEOUS. The captions in this Agreement are included for convenience or reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.          NOTICE. Any notice required or permitted to be given by a party to this Agreement or to any other party hereunder shall be deemed sufficient if delivered in person or sent by registered or certified mail, postage prepaid, addressed by the party giving notice to each such other party at the address provided below or to the last address furnished by each such other party to the party giving notice.

If to HAIT:	111 South Wacker Drive
Suite 4600
Chicago, Illinois 60606
Attn: General Counsel

If to Distributor:	111 South Wacker Drive
Suite 4600
Chicago, Illinois 60606
Attn: General Counsel

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If to HALP:	111 South Wacker Drive
Suite 4600
Chicago, Illinois 60606
Attn: General Counsel

19.          PRIVACY OF NONPUBLIC PERSONAL INFORMATION. Distributor shall not disclose or use "nonpublic personal information" (as defined in Rule 3(t) of Regulation S-P, adopted by the SEC) to non-affiliated entities except as necessary to carry out the purposes for which HAIT disclosed such information to Distributor, including information that is used in accordance with Rules 14 and 15 of Regulation S-P in the ordinary course of business to carry out those purposes.

HARRIS ASSOCIATES SECURITIES L.P.

By:	/s/ Kristi L. Rowsell
Kristi L. Rowsell
President

HARRIS ASSOCIATES INVESTMENT TRUST

By:	/s/ Rana J. Wright
Rana J. Wright
Vice President, Secretary and Chief Legal Officer

ACKNOWLEDGED:

HARRIS ASSOCIATES L.P.

By:	/s/ Kristi L. Rowsell
Kristi L. Rowsell
President

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